EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of September 26, 2006 (the “Effective Date”), by and between HealthMarkets, Inc., a Delaware corporation (“HealthMarkets” or the “Company”) and Michael E. Boxer (the “Executive”). Certain capitalized terms used herein are defined in Section 24.
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company;
     WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms and conditions of Executive’s employment with the Company; and
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, it is agreed as follows:
     1. Employment. Effective as of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, upon the terms and conditions set forth herein. The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation those relating to the Company’s Code of Professional Conduct, the treatment of confidential information and avoidance of conflicts; provided, however, that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control. The Executive shall serve as an officer and/or an employee of any Subsidiary, as may be requested from time to time by the Reporting Person (as such term is defined in Section 3(a) below) and without any additional compensation, unless otherwise determined by the Reporting Person. In addition, the Executive’s service as an officer and/or an employee of any Subsidiary will be encompassed within any reference made in this Agreement to employment by the Company. If the Executive serves as an officer and/or an employee of any Subsidiary, any payment or provision of benefits to the Executive by such Subsidiary shall fulfill the Company’s obligation to make such payment or provide such benefits pursuant to the terms of this Agreement.
     2. Term. Subject to earlier termination of the Executive’s employment as provided under Section 9, the Executive’s employment shall be for an initial term commencing on the Effective Date (the “Commencement Date”) and ending on the third anniversary of the Effective Date (the “Initial Employment Term”); provided, however, that at the end of the Initial Employment Term and on each succeeding anniversary of the Commencement Date, the employment of the Executive will be automatically continued upon the terms and conditions set forth herein for one additional year (each, a “Renewal Term”), unless either party to this Agreement gives the other party written notice (in accordance with Section 18) of such party’s intention to terminate this Agreement and the employment of the Executive at least ninety (90) days prior to the end of such initial or extended term. For purposes of this Agreement, the Initial Employment Term and any Renewal Term shall collectively be referred to as the “Employment Term.”

     3. Position and Duties of the Executive.
          (a) The Executive shall serve in the position set forth on Exhibit A and shall report directly to the position set forth on Exhibit A attached hereto (the “Reporting Person”). The Executive shall have such duties, responsibilities and authority commensurate with the Executive’s position and such related duties and responsibilities, as from time to time may be assigned to the Executive by the Reporting Person. In addition, the Executive will be subject to, and will act in substantial accordance with, all reasonable lawful instructions and directions of the Board and all applicable reasonable policies and rules thereof as are consistent with the above position, duties, responsibilities and authority.
          (b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during vacations (as set forth in Section 7 hereof) and authorized leave, devote substantially all of his normal business working time and his best efforts, full attention and energies to the business of the Company, the performance of the Executive’s duties hereunder and such other related duties and responsibilities as may from time to time be reasonably prescribed by the Board or any committee thereof, the Reporting Person or any committee or person delegated by the Reporting Person, in each case, within the framework of the Company’s policies and objectives.
          (c) During the Employment Term and provided that such activities do not either (i) contravene the provisions of Section 3(a), 3(b), 12 or 13 hereof or (ii) materially interfere with the performance of the Executive’s duties hereunder, the Executive may continue to serve as a member of the governing board of the governmental, educational, charitable or other community affairs organizations set forth on Exhibit A attached hereto. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation by the amount of such fees.
     4. Compensation.
          (a) Base Salary. During the Employment Term, the Company shall pay to the Executive a base salary of not less than the amount set forth on Exhibit A attached hereto per annum (the “Base Salary”). The Executive’s Base Salary may be increased (but not decreased) from time to time by the Committee in its sole discretion, payable at the times and in the manner consistent with the Company’s general policies regarding compensation of executive employees. Such Base Salary shall be reviewed by the Board or an authorized committee of the Board at least annually for purposes of evaluating an increase in the Executive’s Base Salary.
          (b) Cash Incentive Compensation.
               (i) With respect to the Company’s fiscal year ending 2006, the Executive will be eligible to receive an annual performance bonus in the amount which represents a pro-rata portion of the Executive’s Base Salary, set forth on Exhibit A attached hereto, for each day the Executive is employed by the Company during the 2006 fiscal year. Subject to the Executive’s continued employment with the Company on the date of payment, the Executive will be paid the annual performance bonus pursuant to this Section 4(b)(i) on or about February 1, 2007.

     (ii) With respect to the Company’s 2007 fiscal year, the Executive will be eligible to receive a minimum annual bonus in the amount of one-hundred percent (100%) of the Base Salary set forth on Exhibit A attached hereto; subject to the Executive’s continued employment with the Company until the last calendar day of the fiscal year ending 2007. The Board (or any authorized committee thereof) shall have the authority to establish performance metrics and such other terms and conditions of the annual management incentive program pursuant to which an amount higher than such minimum annual bonus may be earned.
     (iii) With respect to each fiscal year of the Company commencing with the Company’s 2008 fiscal year, all or part of which is contained in the Employment Term, the Executive will be eligible to participate in the Company’s annual management incentive program or arrangement approved by the Board (or any authorized committee thereof) or any successor program or plan thereto or thereunder on terms and conditions no less favorable to the Executive than those available to similarly situated executives of the Company, with a minimum bonus opportunity of the percentage of Base Salary set forth on Exhibit A attached hereto (the “Minimum Bonus Percentage”), a target bonus opportunity of the percentage of the Base Salary set forth on Exhibit A attached hereto (the “Target Bonus Percentage”) and a maximum bonus opportunity of not less than the percentage of the Base Salary set forth on Exhibit A attached hereto (the “Annual Bonus Percentage”). The Board (or any authorized committee thereof) shall have the authority to establish performance metrics and such other terms and conditions of the annual management incentive program pursuant to which such bonuses may be earned.
          (c) Equity Compensation. The Executive will be eligible to participate in the Company’s MOP and any other incentive, equity-based and deferred compensation plans and programs or arrangements as may be determined by the Board or any successor programs or plans thereto or thereunder. The Committee will, effective as of the Commencement Date, award 105,500 Option Rights (the “Initial Grant”), which Initial Grant will be awarded in three (3) tranches, will vest and otherwise be subject to the provisions set forth in the Executive’s Non-Qualified Stock Option Agreement to be entered into pursuant to the MOP.
     (i) Shares of the Company’s Class A-1 common stock acquired on exercise of any Stock Option will be subject to the terms and conditions of the Stockholders’ Agreement. The Company and the Executive acknowledge that they will agree to provide the Company with the right to require the Executive and other executives of the Company to waive any registration rights with regard to such shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for the Executive’s and the other executives’ loss of liquidity.

     5. Employee Benefits. In addition to the compensation described in Section 4, the Executive shall be eligible to participate in the employee benefit plans and programs, and to receive perquisites, provided from time to time to similarly situated executives of the Company and its Subsidiaries generally.
     6. Expenses.
          (a) During the Employment Term, the Company shall pay or reimburse the Executive for reasonable and necessary expenses incurred by the Executive in connection with the Executive’s performance of the Executive’s duties on behalf of the Company and its Subsidiaries in accordance with the expense policy of the Company applicable to similarly situated executives of the Company and its Subsidiaries generally.
          (b) During the Employment Term, the Company shall reimburse the Executive for reasonable and documented expenses including expenses incurred by Executive in maintaining living accommodations in Texas, air-fare travel, in accordance with the Company’s travel policy, between Texas and Atlanta, Georgia, and expenses incurred by Executive in maintaining and operating a leased automobile for business travel during the performance of the Executive’s duties in Texas. In addition, the Company shall make an additional payment (the “Additional Payment”) to the Executive in an amount equal to the total of all income taxes imposed on the Executive as a result of (i) the Company’s provision of any reimbursement described in this Section 6(b) and (ii) the Additional Payment. The Additional Payment will be an amount such that, after payment by the Executive of all taxes, including any income tax imposed upon the Additional Payment, the Executive retains an amount of the Additional Payment equal to the income taxes imposed upon the payments described in this Section 6(b).
     7. Vacation. The Executive shall be entitled to a number of days of vacation per year in accordance with the Company’s policies, whether written or unwritten, regarding vacation for similarly situated executives of the Company and its Subsidiaries generally. Subject to the Company’s policies, the duration of such vacations and the time or times when they shall be taken will be determined by the Executive in consultation with the Company.
     8. Investment.
          (a) At the Effective Date, the Executive will be given the right (the “Investment Right”) to invest cash in shares of Class A-1 Common Stock of the Company, in the amount set forth on Exhibit A attached hereto, at a purchase price of $38.37 per share, pursuant to the terms of a Subscription Agreement between the Company and the Executive, and the Executive acknowledges that such shares of Class A-1 Common Stock will be subject to the terms and conditions of the Stockholders Agreement. The right pursuant to this Section 8(a) must be exercised within thirty (30) days of the Effective Date. The Executive shall make payment of the shares purchased pursuant to this Section 8(a) by check or wire transfer as directed by the Company. Upon receipt of the foregoing payment, the Company will issue the Executive a share certificate evidencing the number of shares of Class A-1 Common Stock purchased.

          (b) To the extent the Executive exercises his Investment Right to purchase shares pursuant to Section 8(a) above, the Company will match the Executive’s actual individual investment with an award of Option Rights to purchase an equal number of shares of Class A-1 Common Stock upon exercise of such Option Rights. This Option Rights award will be made in addition to the Executive’s Initial Grant, will be awarded in three (3) tranches, will vest and otherwise be subject to the provisions set forth in the Executive’s Non-Qualified Stock Option Agreement to be entered into pursuant to the MOP.
     9. Termination.
          (a) Termination of Employment by the Company. The Executive’s employment hereunder may be terminated by the Company or any of its Subsidiaries that employ the Executive for any reason or no reason (including with or without Cause or notification by the Company at any time during the Employment Term pursuant to Section 2 that the Company intends to terminate the Agreement and the Executive’s employment, rather than allow the Agreement to renew automatically) by written notice as provided in Section 18. If the Company terminates the Executive’s employment with Cause, all of the Executive’s Option Rights, whether or not vested, will be immediately forfeited. Stock Options, if any, held by the Executive following termination of the Executive’s employment with the Company or any of its Subsidiaries, shall remain exercisable in accordance with their terms.
          (b) Voluntary Termination by the Executive. The Executive may voluntarily terminate the Executive’s employment with or without Good Reason at any time by notice to the Company as provided in Section 18. Upon the Executive’s termination without Good Reason, (i) any unvested portions of the Initial Grant will be immediately forfeited and (ii) all of the Executive’s vested Stock Options, if any, shall remain exercisable in accordance with their terms.
          (c) Benefits Period. Subject to Section 10 and any benefit continuation requirements of applicable laws, in the event the Executive’s employment hereunder is terminated for any reason whatsoever, the compensation and benefits obligations of the Company under Sections 4 and 5 shall cease as of the effective date of such termination, except for any compensation and benefits earned but unpaid through such date.
          (d) Call Right. Upon termination of the Executive’s employment with the Company or any of its Subsidiaries for any reason prior to an IPO, the Company will have the right to purchase (the “Call Right”) any of the Executive’s shares of HealthMarkets’ Class A-1 common stock in accordance with the terms and conditions of the Stockholders Agreement.
          (e) Resignation from All Positions. Notwithstanding any other provision of this Agreement to the contrary, upon the termination of the Executive’s employment for any reason, unless otherwise requested by the Board, the Executive shall immediately resign from all positions that he holds with the Company, its Subsidiaries and any of their affiliates (and with any other entities with respect to which the Company has requested the Executive to perform services), as applicable, including, without limitation, the Board and all boards of directors of any affiliates. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.
     10. Termination Payments and Benefits. If, during the Employment Term, the Executive’s employment hereunder is terminated by the Company without Cause (and other than by reason of the Executive’s death or Disability), or the Executive terminates his employment for Good Reason, subject to (i) the Executive execution and non-revocation of a release of claims against the Company, substantially in the form attached hereto as Exhibit B, (ii) the terms of Section 14 and (iii) the Executive’s continued compliance with the covenants of Sections 12 and 13, during the Payment Period, then in such case the Company shall be obligated to pay to the Executive such payments and make available to the Executive such benefits as are set forth in this Section 10 during the Payment Period.
          (a) Salary Continuation. The Executive will be entitled to receive an amount equal to the sum of: (i) two (2) times the Executive’s Base Salary in effect at the time of termination of employment and (ii) two (2) times an amount equal to the product of (A) the Executive’s Base Salary in effect at the time of termination of employment and (B) the Executive’s Target Bonus Percentage for the year of the Executive’s termination of employment, or if the Target Bonus Percentage has not been set for such year as of the date of termination of employment, the Target Bonus Percentage for the immediately preceding year (the sum of (i) and (ii), the “Termination Payments”), such amount to be payable in equal installments payable over the Payment Period. Termination Payments shall be paid to the Executive in accordance with the Company’s regular payroll schedule for the duration of the Payment Period. In the event that the Executive dies while any Termination Payments are still payable to the Executive hereunder, unless otherwise provided herein, all such unpaid amounts shall be paid, not later than the tenth (10th) business day following the Executive’s death, to the Executive’s beneficiary as named on the Executive’s 401(k) Plan beneficiary forms, or, if no such beneficiary is so named, then to the Executive’s estate, in the form of a lump sum cash payment equal to the remaining Termination Payments.
          (b) Bonus Entitlement. To the extent the Executive’s termination of employment occurs after the last day of the first quarter of an applicable Company fiscal year, the Executive will be entitled to receive a pro rata portion of the Executive’s Target Bonus Percentage (based on the number of days the Executive was employed with the Company during such fiscal year of termination divided by 365), which amount shall be payable over the Payment Period; provided, however, that, if the Target Bonus Percentage has not been set for the year in which the date of termination occurs, the Executive’s Target Bonus Percentage for purpose of this Section 10(b) shall be the Executive’s Target Bonus Percentage for the year immediately preceding the year in which the Executive’s employment is terminated hereunder.
          (c) Equity Compensation. To the extent not previously vested, cancelled or expired, the Executive will vest in the Executive’s Initial Grant and any other grant of Option Rights in accordance with their terms, which will remain exercisable in accordance with their terms.
          (d) Welfare Benefits. During the Payment Period, the Company shall maintain in full force and effect for the continued benefit of the Executive all employee welfare benefit plans in which the Executive was entitled to participate immediately prior to the Executive’s termination or shall arrange to make available to the Executive benefits substantially similar to those which the Executive would otherwise have been entitled to receive if his employment had not been terminated. Such welfare benefits shall be provided to the Executive on the same terms and conditions under which the Executive was entitled to participate immediately prior to his termination of employment, including any applicable employee contributions.
          (e) Any payments under this Section 10 to the Executive shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by the Company, except as otherwise expressly required by such plans or applicable law.
          (f) No Obligation to Mitigate. The Executive is under no obligation to mitigate damages or the amount of any payment provided for hereunder by seeking other employment or otherwise.
     11. Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for in this Section 11 and Exhibit C attached hereto) or distribution by the Company, its Subsidiaries or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”) (subject to Paragraph 7 of Exhibit C attached hereto). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (1) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (2) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The obligations set forth in this Section 11 will be subject to the procedural provisions described in Exhibit C attached hereto.

     12. Confidentiality.
          (a) The Executive acknowledges that in the course of his employment by the Company, he will or may have access to and become informed of confidential or proprietary information of the Company and its Subsidiaries (“Confidential Information”), which is a competitive asset, including, without limitation, (i) the terms of any agreement between the Company and any employee, customer or supplier, (ii) pricing strategy, (iii) merchandising and marketing methods, (iv) product development ideas and strategies, (v) personnel training and development programs, (vi) financial results, (vii) strategic plans and demographic analyses, (viii) proprietary computer and systems software, and (ix) any non-public information concerning the Company, its employees, suppliers or customers. The Executive agrees that he will keep all Confidential Information in strict confidence during the term of his employment by the Company and thereafter, and will never directly or indirectly make known, divulge, reveal, furnish, make available, or use any Confidential Information (except in the course of his regular authorized duties on behalf of the Company). The Executive agrees that the obligations of confidentiality under this Section 12 shall survive termination of the Executive’s employment with the Company regardless of any actual or alleged breach by the Company of this Agreement, until and unless any such Confidential Information shall have become, through no fault of the Executive, generally known to the public or the Executive is required by lawful service of process, subpoena, court order, law or the rules or regulations of any regulatory body to which he is subject to make disclosure (after providing to the Company a copy of the documents seeking disclosure of such information and giving the Company prompt notice upon receipt of such documents and prior to their disclosure). All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like relating to the Company’s business that the Executive uses, prepares or comes into contact with during the course of the Executive’s employment shall remain the sole property of the Company and/or its affiliates, as applicable, and shall be turned over to the Company upon termination of the Executive’s employment. The Executive’s obligations under this Section 12 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which the Executive may have to the Company under general legal or equitable principles.
          (b) Except in the ordinary course of the Company’s business, the Executive has not made, nor shall at any time following the date of this Agreement, make or cause to be made, any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries including or reflecting Confidential Information. All such documents and other property furnished to the Executive by the Company or any of its Subsidiaries or affiliates or otherwise acquired or developed by the Company or any of its Subsidiaries or affiliates shall at all times be the property of the Company. Upon termination of the Executive’s employment with the Company, the Executive will return to the Company any such documents or other property of the Company or any of its Subsidiaries or affiliates which are in the possession, custody or control of the Executive.
          (c) Without the prior written consent of the Company (which may be withheld for any reason or no reason), except in the ordinary course of the Company’s business, the Executive shall not at any time following the date of this Agreement use for the benefit or purposes of the Executive or for the benefit or purposes of any other person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise or disclose in any manner to any person, firm, partnership, association, trust, venture, corporation or business organization, entity or enterprise any Confidential Information.
     13. Covenant Not to Compete; Covenant Not to Solicit. For a period commencing on the Commencement Date and for a period ending two (2) years after the termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), including termination for Cause or the Executive’s voluntary resignation without Good Reason, the Executive acknowledges and agrees that he will not, directly or indirectly, individually or on behalf of any other person or entity:
          (a) engage in any activity that can be reasonably expected to result in a competitive harm to the Company or any of the Company’s Subsidiaries or affiliates (collectively, the “Company Group”) in any region of the United States in which the business of the Company Group is being conducted; or
          (b) solicit for hire, hire or employ (whether as an officer, director or insurance agent) any person who is an employee or independent contractor of any member of the Company Group or has been an employee or independent contractor of any member of the Company Group at any time during the six-month period prior to the Executive’s termination of employment or solicit, aid or induce any such person to leave his or her employment with any member of the Company Group to accept employment with any other person or entity.
          (c) Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded corporation shall not be deemed a breach of this Section 13.
          (d) The Executive acknowledges and agrees that a violation of the foregoing provisions of Section 12 or Section 13 would result in material detriment to the Company would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages and injunctions all shall be proper modes of relief and are not to be considered as alternative remedies.
     14. Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that a payment and/or benefit owed or due to the Executive under this Agreement is subject to Section 409A of the Code, it shall be paid in a manner that complies with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “409A Guidance”). Any provision of this Agreement that would cause a payment and/or benefit to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment shall be effected and may be retroactive to the extent permitted by the 409A Guidance).

     15. Prior Agreement. As of the Effective Date, this Agreement supersedes any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either party.
     16. Withholding of Taxes. The Company may withhold from any amounts payable or transfer made under any compensation or other amount owing to the Executive under this Agreement all applicable federal, state, city or other withholding taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.
     17. Successors and Binding Agreement.
          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services, by agreement in form and substance satisfactory to the Executive (and any such successor, the “Successor”), expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. Notwithstanding anything in this Agreement to the contrary, the Executive acknowledges and agrees that to the extent the Executive is offered and accepts comparable employment with such Successor, the Executive will not be entitled to receive any severance/termination compensation payments and benefits, as provided pursuant to the terms and conditions of Section 10 or otherwise under this Agreement, from the Company in connection with such acquisition/transaction with the Successor. To the extent the Executive is offered but does not accept an offer of comparable employment from such Successor on terms and conditions set forth in this Agreement, any non-acceptance of employment will be treated as a voluntary termination of employment without Good Reason by the Executive in accordance with the provisions of this Agreement. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company or of any Subsidiary or any division or business unit thereof for which the Executive performs services whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.
          (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.
          (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.
     18. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     19. Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.
     20. Indemnification. The Company will indemnify the Executive (and his legal representative or other successors) to the fullest extent permitted (including a payment of expenses in advance of final disposition of a proceeding) by applicable law, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive (or his legal representatives or other successors) may be made a party by reason of his having accepted employment with the Company or by reason of his being or having been a director, officer or employee of the Company, or any Subsidiary of the Company, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company, and to the extent the Company maintains such an insurance policy or policies, the Executive shall be covered by such policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any Company officer or director. The Executive’s rights under this Section 20 shall continue without time limit for so long as he may be subject to any such liability, whether or not the Employment Term may have ended.
     21. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid.

     22. Survival of Provisions. Notwithstanding any other provision of this Agreement, the parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 20 and 22 will survive any termination or expiration of this Agreement or the termination of the Executive’s employment for any reason whatsoever.
     23. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Unless otherwise noted, references to “Sections” are to sections of this Agreement. The captions used in this Agreement are designed for convenient reference only and are not to be used for the purpose of interpreting any provision of this Agreement.
     24. Defined Terms.
          (a) “401(k) Plan” means the HealthMarkets 401(k) and Savings Plan.
          (b) “409A Guidance” has the meaning specified in Section 14.
          (c) “Agreement” has the meaning specified in the introductory paragraph herein.
          (d) “Annual Bonus Percentage” has the meaning specified in Section 4(b).
          (e) “Base Salary” has the meaning specified in Section 4(a).
          (f) “Board” means the Board of Directors of the Company.
          (g) “Call Right” has the meaning specified in Section 9(d).
          (h) “Cause” means the occurrence of any of the following:
     (i) the Executive commits an act of gross negligence, willful misconduct, fraud, embezzlement, misappropriation or breach of fiduciary duty against the Company or any of its affiliates or Subsidiaries, or shall be convicted by a court of competent jurisdiction of, or shall plead guilty or nolo contendere to, any felony or any crime involving moral turpitude or any crime which reasonably could affect the reputation of the Company or the Executive’s ability to perform the duties required under this Agreement;
     (ii) the Executive commits a material breach of any of the covenants in this Agreement or the Stockholders Agreement, which breach has not been remedied within 30 days of the delivery to the Executive by the Board of written notice of the facts constituting the breach, and which breach if not cured, would have a material adverse effect on the Company; or

     (iii) the Executive habitually and willfully neglects his obligations under this Agreement or the Executive’s duties as an employee of the Company.
          (i) “Code” means the Internal Revenue Code of 1986, as amended.
          (j) “Commencement Date” has the meaning specified in Section 2.
          (k) “Committee” means the Executive Compensation Committee of the Board.
          (l) “Company” has the meaning specified in the introductory paragraph of this Agreement.
          (m) “Company Group” has the meaning specified in Section 13(a).
          (n) “Confidential Information” has the meaning specified in Section 12.
          (o) “Disability” shall mean the Executive’s incapacity due to physical or mental illness to substantially perform his duties on a full-time basis for at least 26 consecutive weeks or an aggregate period in excess of 26 weeks in any one fiscal year, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s Disability shall be subject to the certification of a qualified medical doctor selected by the Company or its insurers and acceptable to the Executive or, in the event of the Executive’s incapacity to accept a doctor, the Executive’s legal representative.
          (p) “Effective Date” has the meaning specified in the introductory paragraph of this Agreement.
          (q) “Employment Term” has the meaning specified in Section 2.
          (r) “Excise Tax” has the meaning specified in Section 11.
          (s) “Executive” has the meaning specified in the introductory paragraph of this Agreement.
          (t) “Good Reason” means termination of employment by the Executive with written notice to the Company within 90 days following the occurrence, without the Executive’s consent, of any the following events (after failure of the Company to cure in thirty (30) days):
     (i) the reduction of the Executive’s position or responsibilities from that of Chief Financial Officer with the Company;
     (ii) a decrease in the Executive’s Base Salary or Target Bonus Percentage, other than in the case of a decrease for a majority of similarly situated executives of the Company;

     (iii) a reduction in the Executive’s participation in the Company’s benefit plans and policies to a level materially less favorable to the Executive unless such reduction applies to a majority of the senior level executives of the Company; or
     (iv) the announcement of the relocation of the Executive’s primary place of employment to a location 50 or more miles from the current headquarters.
          (u) “Gross-Up Payment” has the meaning specified in Section 11.
          (v) “HealthMarkets Affiliates” has the meaning specified in paragraph 1 of Exhibit B attached hereto.
          (w) “Initial Employment Term” has the meaning specified in Section 2.
          (x) “Initial Grant” has the meaning specified in Section 4(c).
          (y) “Investment Right” has the meaning specified in Section 8(a).
          (z) “IPO” has the meaning specified in the Stockholders Agreement.
          (aa) “ISO” has the meaning specified in Section 11.
          (bb) “Minimum Bonus Percentage” has the meaning specified in Section 4(b).
          (cc) “MOP” means the Company’s 2006 Management Option Plan, as may be amended from time to time.
          (dd) “National Firm” has the meaning specified in paragraph 1 of Exhibit C attached hereto.
          (ee) “Option Rights” has the meaning specified in the MOP.
          (ff) “Payment” has the meaning specified in Section 11.
          (gg) “Payment Period” means the two-year period following the later of (i) the Executive’s date of termination of employment with the Company or (ii) the first business day after the date that is six (6) months following the date of the Executive’s separation from service with the Company to the extent required in order to avoid the imposition of taxes or penalties under Code Section 409A.
          (hh) “Release” has the meaning specified in the introductory paragraph of Exhibit B attached hereto.
          (ii) “Renewal Term” has the meaning specified in Section 2.
          (jj) “Reporting Person” has the meaning specified in Section 3(a).
          (kk) “Restricted Period” has the meaning specified in Section 13.

          (ll) “Revocation Date” has the meaning specified in paragraph 3 of Exhibit B attached hereto.
          (mm) “Stockholders Agreement” means the Stockholders Agreement by and among investment funds affiliated with The Blackstone Group, L.P., Goldman Sachs & Co. and DLJ Merchant Banking Partners IV, L.P., the Company, the Executive, and other signatories thereto, dated April 5, 2006, as may be amended from time to time.
          (nn) “Stock Option” means an Option Right.
          (oo) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest.
          (pp) “Successor” has the meaning specified in Section 17(a).
          (qq) “Target Bonus Percentage” has the meaning specified in Section 4(b).
          (rr) “Termination Payments” has the meaning specified in Section 9(a).
          (ss) “Underpayment” has the meaning specified in paragraph 1 of Exhibit C attached hereto.
     25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

     IN WITNESS WHEREOF, with the Company signatory listed below having been duly authorized by the Company to enter into this Agreement by the Company, the parties hereto have executed this Agreement as of the day and year first written.

/s/ Michael E. Boxer

Michael E. Boxer

HealthMarkets, Inc.

By:	/s/ William J. Gedwed
William J. Gedwed President and Chief Executive Officer

Exhibit A
Position: Executive Vice President, Chief Financial Officer
Reporting Person: HealthMarkets President and Chief Executive Officer

Outside Activities:	The Jack & Jill Late Stage Cancer Foundation (Board); Skilled Health Care (Director and Audit Committee Chairman).

Base Salary:	$450,000, or such higher amount resulting from one or more subsequent increases in Base Salary by the Committee pursuant to Section 4(a).
Minimum Bonus Percentage: 75%
Target Bonus Percentage: 100%
Annual Bonus Percentage: 150%
Investment: 18,243 shares of Class A-1 Common Stock

Exhibit B
Form of Release
          In consideration of the payments and promises contained in your Employment Agreement with the Company dated September 26,2006, and in full compromise and settlement of any of your potential claims and causes of action relating to or arising out of your employment relationship with the Company or the termination of that relationship, and any and all other claims or causes of action that you have or may have against the HealthMarkets Affiliates (as defined below) up to the date of execution of this release (the “Release”), you hereby:
     1. knowingly and voluntarily agree to irrevocably and unconditionally waive and release the Company and any other entity controlled by, controlling or under common control with the Company, and their respective predecessors and successors and their respective directors, officers, employees, representatives, attorneys, including all persons acting by, through, under or in concert with any of them (collectively, the “HealthMarkets Affiliates”), from any and all charges, complaints, claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses of any nature whatsoever, existing on, or at any time prior to, the date hereof in law, in equity or otherwise, which you, your successors, heirs or assigns had or have upon or by reason of any fact, matter, cause, or thing whatsoever, and specifically including any matter that may be based on the sole or contributory negligence (whether active, passive or gross) of any HealthMarkets Affiliate. This release includes, but is not limited to, a release of all claims or causes of action arising out of or relating to your employer-employee relationship with the Company or the termination of that relationship, and any other claim, including, without limitation, alleged breach of express or implied written or oral contract, alleged breach of employee handbook, alleged wrongful discharge, and tort claims, or claims or causes of action arising under any federal, state, or local law, including, but not limited to, the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., the Reconstruction Era Civil Rights Act of 1866 and 1871, 42 U.S.C. §§ 1981 and 1983, the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000(e) et seq., The Civil Rights Act of 1991, 42 U.S.C. § 1981(a) et seq., the Equal Pay Act of 1963, 29 U.S.C. § 206(d) et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq. the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109, the Sarbanes-Oxley Act of 2002, as amended, and any claim under any other statutes of the State of Texas, or other jurisdictions, and the facts, circumstances, allegations, and controversies relating or giving rise thereto that have accrued to the date of execution of this Release;
     2. agree that you will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, investigation, or claim before any court, legislative body or committee, or administrative agency (whether state, federal or otherwise) against the HealthMarkets Affiliates relating to any claims, liabilities, obligations, promises, sums of money, agreements, controversies, damages, actions, lawsuits, rights, demands, sanctions, costs (including attorneys’ fees), losses, debts and expenses described in the foregoing Paragraph 1; provided, however, that, notwithstanding anything to the contrary in the foregoing, nothing hereunder shall be deemed to affect, impair or diminish in any respect (i) any vested rights as of the date of termination or entitlement you may have under the ESOP; (ii) any other vested rights as of the date of termination you may have under any employee plan or program in which you have participated in your capacity as an employee of the Company or any other HealthMarkets Affiliate; (iii) your right to seek to collect unemployment benefits that you may be entitled to as a result of your employment with the Company or your right to seek benefits under workers’ compensation insurance, if applicable; (iv) your rights under this Release; including but not limited to your right to bring a claim for breach of this Release; (v) any rights you may have under that Section 20 (Indemnification) of the Employment Agreement and certain Indemnification Agreement, dated as of September 26, 2006 between you and the Company (which Indemnification Agreement the Company, by its signature hereto, confirms shall remain in full force and effect in accordance with the terms thereof); (vi) any rights to indemnification that you have or may have under the terms of the HealthMarkets Amended and Restated Bylaws; or (vii) your right to bring a claim under the Age Discrimination in Employment Act to challenge the validity of this Release, to file a charge under the civil rights statutes, or to otherwise participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency;
     3. acknowledge that: (i) this entire Release is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this Release; (iii) you were given a period of twenty-one days within which to consider this Release; and (iv) to the extent you execute this Release before the expiration of the twenty-one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this Release during a period of seven days following the date on which you execute it, and this Release shall not become effective, and no money will be paid to you in respect of severance, until the day after the expiration of such seven-day period (the “Revocation Date”). In order to revoke this Release, you shall deliver to the Company, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Release shall be null and void and of no further force or effect;
     4. agree to make yourself reasonably available to the Company following the date of your termination to assist the HealthMarkets Affiliates, as may be requested by the Company at mutually convenient times and places, with respect to the business of the Company and pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with the Company; and
     5. agree not to, either in writing or by any other medium, make any disparaging or derogatory statement about the HealthMarkets Affiliates or any of their respective officers, directors, employees, affiliates, Subsidiaries, successors, assigns or businesses, as the case may be; provided, however, that you may make such statements as are necessary to comply with law.

Exhibit C
EXCISE TAX GROSS-UP PROCEDURAL PROVISIONS
     1. Subject to the provisions of Paragraph 5, all determinations required to be made under Section 11 of the Agreement and this Exhibit C, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm selected by the Company (the “National Firm”). The Company will direct the National Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of termination of the Executive’s employment, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the National Firm determines that any Excise Tax is payable by the Executive, the Company will pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the National Firm determines that no Excise Tax is payable by the Executive with respect to any material benefit or amount (or portion thereof), it will, at the same time as it makes such determination, furnish the Company and the Executive with an opinion that the Executive has substantial authority not to report any Excise Tax on Executive’s federal, state or local income or other tax return with respect to such benefit or amount. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Executive will direct the National Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations.
     2. The Company and the Executive will each provide the National Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the National Firm, and otherwise cooperate with the National Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph 1. Any determination by the National Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Executive.
     3. The federal, state and local income or other tax returns filed by the Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by the Executive. The Executive will report and make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of the Executive’s federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the National Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive will within five (5) business days pay to the Company the amount of such reduction.
     4. The fees and expenses of the National Firm for its services in connection with the determinations and calculations contemplated by Paragraph 1 will be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company will reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of Executive’s payment thereof.
     5. The Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which Executive gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive will:
          (a) provide the Company with any written records or documents in Executive’s possession relating to such claim reasonably requested by the Company;
          (b) take such action in connection with contesting such claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
          (c) cooperate with the Company in good faith in order effectively to contest such claim; and
          (d) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income or other tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph 5, the Company will control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph 5 and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at Executive’s own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company determines; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company will advance the amount of such payment to the Executive on an interest-free basis and will indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and the Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     6. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 5, the Executive receives any refund with respect to such claim, the Executive will (subject to the Company’s complying with the requirements of Paragraph 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount paid by the Company pursuant to Paragraph 5, a determination is made that the Executive is not entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such payment will be forgiven and will not be required to be repaid and the amount of any such payment will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to Section 11 and this Exhibit C.
     7. Notwithstanding any provision of this Agreement to the contrary, but giving effect to any redetermination of the amount of Gross-Up payments otherwise required by this Exhibit C, if (A) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (B) the aggregate “present value” of the “parachute payments” to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.10 multiplied by three times the Executive’s “base amount,” then the payments and benefits to be paid or provided under this Agreement will be reduced (or repaid to the Company, if previously paid or provided) to the minimum extent necessary so that no portion of any payment or benefit to the Executive, as so reduced or repaid, constitutes an “excess parachute payment.” For purposes of this Paragraph 7, the terms “excess parachute payment,” “present value,” “parachute payment,” and “base amount” will have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in or repayment of such payments or benefits to be provided under this Agreement is required pursuant to this Paragraph 7 will be made at the expense of the Company by the National Firm. Appropriate adjustments will be made to amounts previously paid to the Executive, or to amounts not paid pursuant to this Paragraph 7, as the case may be, to reflect properly a subsequent determination that the Executive owes more or less Excise Tax than the amount previously determined to be due. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced or repaid pursuant to this Paragraph 7, the Executive will be entitled to designate the payments and/or benefits to be so reduced or repaid in order to give effect to this Paragraph 7. The Company will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days prior to the Termination Date or other due date, the Company may effect such reduction or repayment in any manner it deems appropriate.